Exhibit 99(h)(1)(a)

FORM of

AMENDMENT
TO
FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment (“Amendment”) dated October 7, 2021 (“Effective Date”) is by and between each entity listed on Exhibit A to the Agreement (as defined below) (each a “Fund” and collectively, the “Funds”) and The Bank of New York Mellon (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and each Fund entered into a Fund Administration and Accounting Agreement dated as of October 8, 2008, as amended to date, (the “Agreement”), relating to BNY Mellon’s provision of services to each Fund and its portfolios identified on Exhibit A (each a “Series”).

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Section 9 of the Agreement is hereby deleted in its entirety and replaced with the following:

“9.       Term of Agreement.

(a)       This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM on July 1, 2027 (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b)       This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Fund or BNY Mellon gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than one hundred and eighty (180) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a party provides a Non-Renewal Notice this Agreement shall terminate at 11:59 PM on the last day of the Initial Term or Renewal Term, as applicable.

(c)       If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach has not been remedied within thirty (30) days after the Breach Notice is given. then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate as of 11:59 PM on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non Defaulting Party shall not constitute a waiver by the Non Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d)       (i) Except as provided herein, if, prior to the expiration of the Initial Term any level of the Fund’s assets serviced by BNY Mellon pursuant to this Agreement are removed from the coverage of this Agreement and are subsequently serviced by another service provider (including the Fund or an affiliate of the Fund) (“Removed Assets”), the Fund will be deemed to have caused a termination of the Agreement with respect to such Removed Assets (“Early Termination”) and, as of the day immediately preceding the first such removal of assets owe BNY Mellon an Early Termination Fee (defined below). Termination of this Agreement with respect to a Fund or Series upon any of the following events shall not constitute an Early Termination:

1.	Termination by the Fund pursuant to Section 9(c);

2.	The liquidation of the Fund, a Series or the merger, conversion or reorganization of one or more Series into another Series, or into any pooled investment vehicle advised or sponsored by IndexIQ Advisors LLC or any of its affiliates; or

3.	A transaction or series of transactions that would result in an entity not affiliated with New York Life Investment Management Holdings LLC serving as the investment advisor or sponsor of the Fund or a Series, provided that in such event the Fund shall provide to BNY Mellon three hundred and sixty five (365) days’ notice prior to moving any Removed Assets to another service provider.

(ii)	Before the effective date of an Early Termination and before any conversion of Series records and accounts to a successor service provider, the Series shall pay to BNY Mellon an amount equal to all fees and other amounts (“Early Termination Fee”) calculated as if BNY Mellon were to provide all services hereunder to the Fund or Series subject to the Early Termination, whichever the case may be, until the expiration of the Initial Term. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to BNY Mellon with respect to the Fund or Series subject to the Early Termination under this Agreement during the last three calendar months before the date of the notice of Early Termination (or, if not given, the date services are terminated hereunder). The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to BNY Mellon for the termination of services before the expiration of the Initial Term.

(e)	Notwithstanding any other provision of this Agreement, BNY Mellon may in its sole discretion terminate this Agreement immediately by sending notice thereof to the Fund upon the happening of any of the following: (i) the Fund commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Fund any such case or proceeding; (ii) the Fund commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Fund or any substantial part of its property or there is commenced against the Fund any such case or proceeding; (iii) the Fund makes a general assignment for the benefit of creditors; or (iv) the Fund admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. BNY Mellon may exercise its termination right under this Section 9(e) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by BNY Mellon of its termination right under this Section 9(e) shall be without any prejudice to any other remedies or rights available to BNY Mellon and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 16, notice of termination under this Section 9(e) shall be considered given and effective when given, not when received.”

2.	Exhibit A to the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

3.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)	This Amendment may be executed in one or more counterparts and such execution may occur by manual signature on a copy of the Amendment physically delivered, on a copy of the Amendment transmitted by facsimile transmission or on a copy of the Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature,” which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of the Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

INDEXIQ ETF TRUST
On behalf of each Fund identified on Exhibit A attached to the Agreement

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

EXHIBIT A
(Amended and Restated as of October 7, 2021)

IQ Hedge Multi-Strategy Tracker ETF

IQ Hedge Macro Tracker ETF

IQ Real Return ETF

IQ Global Resources ETF

IQ Merger Arbitrage ETF

IQ U.S. Real Estate Small Cap ETF

IQ Hedge Market Neutral Tracker ETF

IQ Hedge Long/Short Tracker ETF

IQ Hedge Event-Driven Tracker ETF

IQ 50 Percent Hedged FTSE International ETF

IQ S&P High Yield Low Volatility Bond ETF

IQ Chaikin U.S. Small Cap ETF

IQ Chaikin U.S. Large Cap ETF

IQ 500 International ETF

IQ Candriam ESG US Equity ETF

IQ Candriam ESG International Equity ETF

IQ Healthy Hearts ETF

IQ Engender Equality ETF

IQ Clean Oceans ETF

IQ Cleaner Transport ETF